Exhibit (d)(30)

The Edelman Financial Group Inc.
600 Travis, Suite 5800
Houston, Texas 77002

April 12, 1012

Gerardo A. Chapa

Robert C.A. Benjamin

Ricardo Perusquia

1330 Post Oak Boulevard, Suite 2100

Houston, Texas 77056

Re:

Reference is hereby made to (a) the Amended and Restated Company Agreement of Global Financial Advisors dated as of December 31, 2010 (the “GFS BD LLC Agreement”), among Robert C.A. Benjamin, Gerardo A. Chapa, and Ricardo Perusquia, each a resident of the State of Texas (the “Non-TEFG Members”), and The Edelman Financial Group Inc., a Texas corporation (formerly known as Sanders Morris Harris Group Inc.) (“TEFG”), (b) the Amended and Restated Company Agreement of GFS Advisors, LLC dated as of December 31, 2010 (the “GFS IA LLC Agreement” and together with the GFS BF LLC Agreement, the “LLC Agreements”), among the Non-TEFG Members and TEFG, and (c) the Employment Agreements dated as of January 1, 2011 (individually, an “Employment Agreement” and collectively, the “Employment Agreements”), among Global Financial Services, L.L.C., a Texas limited liability company (“GFS BD”), GFS Advisors, LLC, a Texas limited liability company (“GFS IA” and together with GFS BD, individually, a “Company” or collectively, the “Companies”) and each of the Non-TEFG Members individually. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreements.

We have discussed with you a potential transaction (the “Transaction”) pursuant to which TEFG will merge with Summer Merger Sub, Inc., a Texas corporation and affiliate of Lee Equity Partners, LLC, a Delaware limited liability company (“Summer”), which Transaction would result in a Change of Control under the LLC Agreements.

In consideration of the following mutual agreements and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, we hereby agree to the following:

1. All references in the LLC Agreements and the Employment Agreements to “SMHG” shall be deemed amended to refer to “TEFG.”

2. Closing of the Transaction shall be considered a Change of Control under Section 5.4(a) of the LLC Agreements. Upon the closing of the Transaction, the parties agree that TEFG shall waive its right to exercise the Purchase Option as described in Section 5.4(a) of the LLC Agreements and the Non-TEFG Members shall exercise the Put Option pursuant to Section 5.4(a) of the LLC Agreements. Notwithstanding the terms of Section 5.4(b), all parties agree that the Option Closing shall be contemporaneous with the closing of the Transaction.

3. The Non-TEFG Members may roll-over up to 50% of the Option Purchase Price into an equity investment in Lee Summer LP, an affiliate of Summer, pursuant to the Transaction on substantially the same terms and conditions as other TEFG management shareholders (other than Fredric M. Edelman) are permitted to roll-over their TEFG stock. In addition, the Non-TEFG Members may roll-over up to

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50% of the shares of TEFG stock received by the Non-TEFG Members as part of the Initial Closing Consideration (as defined in the Purchase Agreement dated November 26, 20120, among the Non-TEFG Members and TEFG) on substantially the same terms and conditions as other TEFG management shareholders (other than Fredric M. Edelman) are permitted to roll-over their TEFG Stock. The Non-TEFG Members will advise TEFG of their decision with respect to the rollover of the Option Purchase Price or TEFG Stock and the amount to be rolled-over by no later than 15 calendar days following the date that TEFG enters in an Agreement and Plan of Merger relating to the Transaction.

4.(a) Notwithstanding that the Transaction represents a Change of Control under the LLC Agreements, GFS BD shall not be obligated to repurchase any Special Units pursuant to Section 4.1(e)(i) of the GFS BD LLC Agreement in connection with the consummation of the Transaction. The foregoing shall not constitute a waiver of Section 4.1(e)(i) of the GFS BD LLC Agreement as to any Change of Control other than the Transaction. For the avoidance of doubt, all parties agree that the Special Units shall not be included in the Option Interests to be purchased by TEFG pursuant to Section 5.4 of the GFS BD LLC Agreement as a result of the Change of Control expected to occur as a result of the Transaction.

(b) In exchange for the Non-TEFG Members waiving their right to a repurchase of the Special Units by GFS BD as a result of the Transaction, Section 4.1(e) of the GFS BD LLC Agreement shall be amended by adding the following:

“The above repurchase price of $10,000 per Special Unit shall be subject to an upward adjustment to include a pro rata portion of any interest received or accrued by the Company with respect to the cash deposit referenced in sub-paragraph (iii) above during the period beginning on April 11, 2012, and ending on the date on which the repurchase of the Special Units is effective pursuant to this Section 4.1(e) (calculated as divided solely among the Special Units). In addition to sub-paragraphs (i)-(iii) above, the Company shall repurchase the Special Units from the Continuing Members at a price of $10,000 per Special Unit (subject to the aforementioned upward adjustment) upon the purchase by the Company of all of a Continuing Member’s Interests pursuant to Section 5.4(d) or Section 5.10.”

5. Immediately following the Option Closing discussed above, Sections 5.4(a), (b) and (c) of each of the LLC Agreements shall be amended and restated to read as follows:

“(a) Within 30 days following the occurrence of a Change of Control , (i) TEFG, at its sole and absolute option (the “Purchase Option”), may purchase the remaining Interests not then owned by it (the “Option Interests”) from the other Members of the Company (the “Non-TEFG Members”) and the Non-TEFG Members shall be obligated to sell the Option Interests to TEFG, for the Option Purchase Price and (ii) if TEFG does not exercise the Purchase Option, the Non-TEFG Members, at their sole and absolute option (the “Put Option”), exercisable within 30 days following the lapse of the Purchase Option, may sell the Option Interests to TEFG, and TEFG shall be obligated to purchase the Option Interests, for the Option Purchase Price.

(b) The closing of the purchase and sale of the Option Interests (the “Option Closing”) shall occur at any time agreed upon by the Non-TEFG Members and TEFG, but no later than 30 days after the date TEFG notifies the Non-TEFG Members or the Non-TEFG Members notify TEFG of its or their intention to exercise the Purchase Option or Put Option, respectively. At the Option Closing, the Non-TEFG Members will deliver to TEFG the certificates, if any, representing the Option Interests sold by the Non-TEFG Members, duly endorsed for transfer and an Assignment of Interests and the

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Option Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account designated by the Non-TEFG Members.

(c) In calculating any Option Purchase Price, EBITDA of the Company and, if applicable, TEFG, shall be calculated in a manner identical to that which was used to calculate EBITDA for purposes of Section 1.1(c) of the Purchase Agreement by and among the Non-TEFG Members and TEFG dated November 26, 2010. Not later than 20 days prior to the Option Closing, TEFG shall prepare and deliver to the Non-TEFG Members a written statement (the “Option Closing Statement”) setting forth in reasonable detail the calculation of the Option Purchase Price (including, if applicable, the calculation of the multiple of TEFG’s EBITDA imputed to such transaction). The Option Closing Statement shall be final and binding on the Non-TEFG Members unless within 15 days following the date of delivery of the Option Closing Statement, the Non-TEFG Members notify TEFG in writing (an “Option Closing Objection Notice”) that the Non-TEFG Members do not accept as correct the calculation of the Option Purchase Price as reflected in the Option Closing Statement. If the Non-TEFG Members timely deliver an Option Closing Objection Notice, then TEFG and the Non-TEFG Members shall attempt to reach agreement as to the calculation of Option Purchase Price. If within 10 days the parties have not reached such agreement, then TEFG and the Non-TEFG Members shall promptly designate an accounting firm of nationally recognized standing and not having any material business relationship with any of the Members or their affiliates (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such accounting firm, the calculation of the Option Purchase Price. The determination of Option Purchase Price by such accounting firm shall be final and binding on the parties.”

6. The Members agree that the determination of the timing and amounts of distributions of Distributable Cash Flow (as defined in the LLC Agreements) to the Members of the Companies may be made by the Managers in accordance with Sections 6.5(j) and 7.1(a) of the LLC Agreements, but shall not require a Required Vote of the Members or Board of Managers pursuant to Section 6.3(l) or 7.1(a) of the LLC Agreements so long as (a) such distributions are made pro rata among all Members simultaneously, and (b) either (i) the Company from which distributions are made does not owe any debt to (I) any Member of the Company, or (II) if incurred other than in the ordinary course of business, any other creditor or lender, or (ii) such distribution is required to permit TEFG to maintain or effect compliance with debt covenants in TEFG’s credit facilities and (I) such distribution is made no more frequently than quarterly, (II) only the amount required for TEFG to come into covenant compliance may be distributed to TEFG, and (III) such distributions may only be made for a maximum of four (4) quarters (which must be consecutive), after which a Required Vote of the Board of Managers would be required to make additional distributions under this clause (ii). The Members further agree that the Managers shall provide 10 days’ prior written notice to all Members of any distributions to Members of the Companies made hereunder.

7. Upon consummation of the Transaction, Mr. Benjamin agrees that the initial Term of his Employment Agreement shall be extended so that its Term is one year from the closing date of the Transaction and Mr. Chapa and Mr. Perusquia each agree that the initial Term of their Employment Agreement shall be extended so that its term is two years from the closing date of the Transaction.

8. Except for the foregoing amendments, the LLC Agreements and Employment Agreements shall remain in full force and effect.

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This letter agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THIS LETTER AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

Telecopy or email delivery of this letter signed by each party to the other shall be binding and effective the same as if an original signed copy has been delivered by each party to the other.

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Please indicate your agreement to the foregoing by signing a copy of this letter where indicated below and returning it to me.

Very truly yours,

The Edelman Financial Group Inc.

By /s/ George L. Ball
Gerge L. Ball, Co-Chief Exeutive Officer

ACKNOWLEDGED AND AGREED:

/s/ Gerardo A. Chapa

Gerardo A. Chapa

/s/ Robert C.A. Benjamin

Robert C.A. Benjamin

/s/ Ricardo Perusquia

Ricardo Perusquia

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